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                                                               EXHIBIT (m)(2)(i)

[ING LOGO]

September 1, 2003

Board of Trustees
ING Equity Trust
7337 East Doubletree Ranch Road
Scottsdale, Arizona  85258

Re:      Waiver of Fee Payable under Distribution Plan for the Class A Shares

Ladies and Gentlemen:

         Pursuant to our letter agreement dated September 23, 2002, we have waived the distribution fee payable to us under the Distribution Plan for the Class A Shares of ING Tax Efficient Equity Fund (the "Fund"), a series of ING Equity Trust, of 0.10% of the average daily net assets attributable to Class A Shares of the Fund for the period from September 23, 2002 through August 31, 2003. By this letter, we agree to continue to waive that fee for the period from September 1, 2003 through and including May 31, 2004.

         Please indicate your agreement to this reduction in fee by executing below in the place indicated.

                                                        Sincerely,

                                                        \s\ Michael J. Roland

                                                        Michael J. Roland
                                                        Executive Vice President

Agreed and Accepted:
ING Equity Trust
(on behalf of ING Tax Efficient Equity Fund)

By:      \s\ Robert S. Naka
   -----------------------------------------
         Robert S. Naka
         Senior Vice President

7337 E. Doubletree Ranch Rd.  Tel: 480-477-3000       ING Funds Distributor, LLC
Scottsdale, AZ 85258-2034     Fax: 480-477-2744
                              www.ingfunds.com